Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS RECORD REVENUE AND NET INCOME
FOR SECOND QUARTER 2011
Sales Grow 81% to $122 Million and Net Income Increases to $30.7 Million
High Power and Pulsed Laser Sales for Materials Processing Applications Drive Growth
OXFORD, Mass. — August 2, 2011 — IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter of 2011 ended June 30, 2011.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2011	2010	% Change	2011	2010	% Change
Revenue	$121.9	$67.3	81%	$221.9	$118.5	87%
Gross margin	54.7%	45.3%		54.2%	43.1%
Operating income	$46.1	$15.7		$80.2	$21.0
Operating margin	37.8%	23.4%		36.2%	17.8%
Net income attributable to IPG Photonics Corporation	$30.7	$10.3		$53.8	$13.7
Earnings per diluted share	$0.63	$0.22		$1.11	$0.29
Management Comments
“IPG reported another quarter of record top- and bottom-line results in the second quarter on broad-based demand strength,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Revenues grew an impressive 81% compared with the second quarter of 2010. As a result of excellent demand across most product lines and geographies, we reported 22% sequential growth over our strong first quarter of 2011. We also achieved gross margins of 54.7% and grew earnings per diluted share to $0.63 from $0.22 in the second quarter of 2010.”
“Once again, marking, welding and cutting applications were our key sales drivers, resulting in an 88% increase in materials processing this quarter,” said Dr. Gapontsev. “High power and pulsed lasers were the primary product lines contributing to the sales growth, demonstrating 134% and 52% year-over-year sales growth, respectively. Materials processing represented 88% of our total sales in the second quarter of 2011. Telecom and advanced applications were up 175% and 16%, respectively, and medical decreased 23% from last year. Geographically, sales increased in every region, with China and Europe the strongest performers with sales up 129% and 87%, respectively. We also saw solid traction in North America, which grew 60% year over year.”
“For the year to date, we have generated $27.0 million in cash from operations and invested $23.0 million in capital expenditures,” said Dr. Gapontsev. “We ended the quarter with $188.2 million in cash, an increase of $27.6 million in the second quarter of 2011, which included $20.0 million proceeds from the purchase of an interest in our Russian subsidiary through the exercise of previously issued warrants. We are on track to spend approximately $50.0 million in 2011 in additional manufacturing capacity, application laboratories and sales facilities, excluding acquisitions.”

IPGP Q2 2011 Results/2
Business Outlook and Financial Guidance
“The acceptance of fiber lasers has reached a tipping point in several of our end markets, particularly within materials processing,” said Dr. Gapontsev. “Our goals now are to ensure that we have the ability to keep pace with demand, continue our technological superiority, reduce costs through research and develop new application labs for fiber lasers. To do that, we are investing in R&D and building capacity to meet future growth in demand.”
IPG Photonics expects revenues in the range of $120 million to $130 million for the third quarter of 2011. The Company anticipates earnings per diluted share in the range of $0.56 to $0.68 based on 48,610,000 common shares, which includes 47,310,000 basic common shares outstanding and 1,300,000 potentially dilutive options at June 30, 2011. Expected earnings per diluted share for the third quarter reflect higher spending in the quarter in connection with the upcoming patent litigation trial commencing in September 2011, and an increase in net income attributable to the redeemable, non-controlling interest following the exercise of the warrants in the second quarter of 2011.
As discussed in more detail below, actual results may differ from this guidance due to various factors including but not limited to product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, August 2, 2011 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for one year on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, spending on capital expenditures in 2011, ensuring that the Company has the ability to keep pace with demand, continued technological superiority, reducing costs through research, developing new application labs for fiber lasers, investing in R&D, building capacity to meet future growth in demand, and revenue and earnings per share expectations for the third quarter of 2011. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential

IPGP Q2 2011 Results/3
order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; including the outcome of the September 2011 patent trial regarding claims asserted by IMRA America; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 15, 2011) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q2 2011 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
		(in thousands, except per share data)
NET SALES	$121,936	$67,258	$221,894	$118,462
COST OF SALES	55,230	36,797	101,522	67,454

GROSS PROFIT	66,706	30,461	120,372	51,008

OPERATING EXPENSES:
Sales and marketing	5,847	4,932	10,795	9,270
Research and development	6,610	4,729	12,341	8,887
General and administrative	8,333	7,384	16,502	14,212
(Gain) loss on foreign exchange	(206)	(2,295)	514	(2,403)

Total operating expenses	20,584	14,750	40,152	29,966

OPERATING INCOME	46,122	15,711	80,220	21,042

OTHER EXPENSE, Net:
Interest expense, net	(170)	(191)	(376)	(399)
Other expense, net	(618)	(26)	(610)	(92)

Total other expense	(788)	(217)	(986)	(491)

INCOME BEFORE PROVISION FOR INCOME TAXES	45,334	15,494	79,234	20,551
PROVISION FOR INCOME TAXES	(13,827)	(5,149)	(24,349)	(6,782)

NET INCOME	31,507	10,345	54,885	13,769
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	771	39	1,081	66

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$30,736	$10,306	$53,804	$13,703

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.65	$0.22	$1.14	$0.30
Diluted	$0.63	$0.22	$1.11	$0.29
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	47,310	46,220	47,205	46,159
Diluted	48,610	47,333	48,650	47,262

IPGP Q2 2011 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(In thousands, except share and per
	share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$188,196	$147,860
Accounts receivable, net	73,284	55,399
Inventories, net	109,273	72,470
Income taxes receivable	4,419	2,663
Prepaid expenses and other current assets	17,179	13,816
Deferred income taxes	7,449	8,593

Total current assets	399,800	300,801
DEFERRED INCOME TAXES	4,267	4,489
INTANGIBLE ASSETS, NET	7,736	7,131
PROPERTY, PLANT AND EQUIPMENT, NET	141,902	120,683
OTHER ASSETS	7,676	8,751

TOTAL	$561,381	$441,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$7,205	$6,841
Current portion of long-term debt	1,586	1,333
Accounts payable	14,884	9,510
Accrued expenses and other liabilities	50,732	50,105
Deferred income taxes	8,866	3,387
Income taxes payable	7,555	11,594

Total current liabilities	90,828	82,770
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	4,661	1,735
LONG-TERM DEBT, NET OF CURRENT PORTION	16,758	15,644
REDEEMABLE NONCONTROLLING INTERESTS	46,730	24,903

Total liabilities	158,977	125,052

COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 47,437,688 shares issued and outstanding at June 30, 2011; 46,988,566 shares issued and outstanding at December 31, 2010	5	5
Additional paid-in capital	325,783	310,218
Retained earnings	59,371	5,567
Accumulated other comprehensive income	17,000	810

Total IPG Photonics Corporation stockholders’ equity	402,159	316,600
NONCONTROLLING INTERESTS	245	203

Total stockholders’ equity	402,404	316,803

TOTAL	$561,381	$441,855

IPGP Q2 2011 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$54,885	$13,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,955	10,514
Provisions for inventory, warranty & bad debt	7,056	4,475
Other	12,057	(3,657)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(12,040)	(8,549)
Inventories	(35,660)	(9,515)
Other	(11,261)	16,401

Net cash provided by operating activities	26,992	23,438

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(22,786)	(8,701)
Acquisition of businesses, net of cash acquired	(450)	(4,108)
Other	112	117

Net cash used in investing activities	(23,124)	(12,692)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	134	510
Principal payments on long-term borrowings	(666)	(667)
Sale of redeemable noncontrolling interests	19,973	—
Exercise of employee stock options, issuances under employee stock purchase plan and related tax benefit from exercise	10,247	1,266

Net cash provided by financing activities	29,688	1,109

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	6,780	(4,120)

NET INCREASE IN CASH AND CASH EQUIVALENTS	40,336	7,735
CASH AND CASH EQUIVALENTS — Beginning of period	147,860	82,920

CASH AND CASH EQUIVALENTS — End of period	$188,196	$90,655

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$514	$515

Income taxes paid	$14,905	$3,504